Exhibit 99.1

FOR IMMEDIATE RELEASE

Spartan Motors Reports Second Quarter 2010 Results;
Progress on Implementing Business Realignment and
Continued Investments in Growth Initiatives

CHARLOTTE, Mich., July 23, 2010 – Spartan Motors, Inc. (NASDAQ: SPAR) today reported results for its 2010 second quarter, which included the impact of the previously announced business realignment plan. Spartan posted a net loss for the quarter of $2.6 million, which included the unfavorable impact of these actions. Before one-time restructuring charges, adjusted net earnings from continuing operations was a positive $0.9 million, or $0.03 per diluted share.

Second-quarter highlights (which reflect Road Rescue as a discontinued operation):

  Net sales of $115.7 million
  Gross margin of 14.3 percent of sales (15.1 percent before restructuring charges)
  Operating expenses of 14.2 percent of sales (13.4 percent before restructuring charges)
  Restructuring charges of $1.8 million, or $0.03 per diluted share, net of tax
  Cash balance of $10.1 million (up $5.7 million from Q1 2010)
  Debt of $20.3 million (down $3.1 million from Q1 2010)
  Consolidated backlog of $205.7 million

John Sztykiel, President and CEO of Spartan Motors, said: “In the second quarter, we focused our efforts on three key areas: exiting the Road Rescue business to focus on our more profitable markets, aligning our cost structure with our current and near term sales volumes and investing in promising and profitable growth opportunities. While we have a lot of complexity in our financial reports this quarter, when you peel back the results you will see that we made solid progress in our key financial metrics and also continued to invest in our strategic growth initiatives.”

Exit from Road Rescue Business

  Spartan is fielding many inquiries from both strategic and financial buyers interested in acquiring Road Rescue
  Road Rescue has maintained the quality and reliability of shipments due to the dedication and commitment of the Marion, S.C. workforce
  All Road Rescue results are now classified as discontinued operations and presented below income from continuing operations, net of tax
  Spartan redefined reportable segments into Delivery and Service Vehicles, consisting of Utilimaster, and Specialty Vehicles, which consists of the Company’s fire truck chassis, motorhome chassis, other vehicles, fire truck bodies and aftermarket parts and assemblies
  Net loss from Road Rescue for the second quarter was $2.4 million, which includes $1.8 million of impairment and restructuring charges, net of tax

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Spartan Motors / Page 2 of 8

Realigning Cost Structure

  Second quarter results from continuing operations included $1.8 million in restructuring charges related to realigning the business to current level and mix of revenues
  Adjusted gross profit reached $17.5 million, while adjusted gross margin increased to 15.1 percent – an improvement from first-quarter adjusted gross profit of $16.9 million, or 14.3 percent
  Excluding restructuring charges, operating expenses in the quarter were reduced by $0.7 million compared to the same period in 2009. In addition, the second quarter of 2010 included $3.5 million of operating expenses related to Utilimaster that were not present in 2009 results
  Operating cash flow was $22.1 million in the first six months of the year, driven by reduced working capital requirements that primarily consisted of a $16.0 million reduction in inventory levels

Investment in Profitable Growth Opportunities

  R&D investment of $1.2 million in the current quarter related to costs for two major product introductions - the recently announced Next Generation Commercial Van (NGCV) being developed in conjunction with Isuzu and the development of new cab and chassis products related to the 2010 emissions standards
  A prototype of the NGCV, a product of Spartan’s alliance with Isuzu, rolled off the line at Utilimaster this past week; production still on track to begin in mid-2011
  Assembly relationship with Isuzu on the N-series chassis is proceeding according to plan, with production expected to begin in mid-2011
  Crimson Fire’s new product, the “Transformer,” is complete and is being well received in the marketplace having achieved its first sale in Texas

Joe Nowicki, Chief Financial Officer, said: “Despite the loss for the quarter, we are very pleased with the pace of progress in implementing cost management and balance sheet initiatives across the organization. We began last fall realigning our cost structure to current and near-term demand and focusing on areas of our business that generate profitable market share. The actions we are taking are difficult, but improvements in our operating results, excluding the one-time charges, demonstrate that we are gaining ground toward achieving our interim financial goal of mid single-digit operating income. In addition, we are making substantial progress on continuing to strengthen our balance sheet – improvements in receivables and inventories, both dollars and turns, enabled us to further pay down debt and grow our cash balances, providing enhanced financial stability and future opportunity.”

Financial Overview

  Consolidated net sales for the quarter were $115.7 million, down 2.6 percent from the same quarter last year due to lower sales of aftermarket parts and assemblies (APA), partially offset by incremental revenues from Utilimaster
  Gross margin in the second quarter of 2010 fell to 14.3 percent of sales (15.1 percent before restructuring charges), from 20.7 percent in the second quarter of 2009, primarily due to the shift in revenue mix to lower-margin products
  Net loss from continuing operations for the quarter was $172,000, or $0.00 per diluted share, compared with net earnings from continuing operations of $5.5 million, or $0.17 per diluted share, in the prior year’s second quarter. Excluding restructuring charges, adjusted net earnings from continuing operations for the second quarter of 2010 was $0.9 million, or $0.03 per diluted share
  Consolidated backlog, excluding discontinued operations, at June 30, 2010 increased to $205.7 million from $150.1 million at June 30, 2009, driven by the addition of Utilimaster’s backlog of $43.3 million in the current period, which was not included in the consolidated backlog in the year-ago period
  Sequentially, consolidated backlog was relatively flat with increases at Utilimaster and APA (up 23 percent and 311 percent respectively), which were substantially offset by declines in Fire Truck Chassis and Fire Truck Bodies (down 22 percent and 19 percent respectively), illustrating the benefit of Spartan’s efforts to diversify its revenue mix and end markets

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Spartan Motors / Page 3 of 8

Sztykiel concluded: “Looking forward, I continue to be optimistic about the future of Spartan Motors. We are making the difficult decisions and implementing the required actions to ensure our continued success in our existing markets. In addition, we continue to invest in the long-term opportunities that will fuel our growth in new and emerging markets. The first major catalyst, a prototype of our next generation commercial van and a product of our alliance with Isuzu, rolled off the line at Utilimaster this past week, and it looks great. The NGCV will definitely be a game-changer in the delivery and service marketplace. As we mentioned last quarter, we expect 2010 to be a year of implementation, and over the remainder of the year, our company-wide focus will be on maintaining solid profitability and top-line growth even in the midst of difficult market conditions. Our plan is simple and focused: compelling products, growth in profitable market share, cost and balance sheet management. The second quarter represents progress on all four fronts, and we expect that to continue as we move throughout the year.”

Reconciliation of Non-GAAP Financial Measures

This release contains Adjusted Gross Profit, Adjusted Gross Margin, Adjusted Operating Expenses, Adjusted Net Earnings from Continuing Operations and Adjusted Earnings Per Share from Continuing Operations measures, which are all Non-GAAP financial measures. These are calculated by excluding items that we believe to be infrequent or not indicative of our operating performance. For the periods covered by this release such items consist of expenses associated with restructuring actions taken to adjust our cost structure to the current business climate. We present these adjusted Non-GAAP measures because we consider them to be important supplemental measures of our performance and believe them to be useful to show ongoing results from operations distinct from items that are infrequent or not indicative of our operating performance.

The adjusted Non-GAAP measures are not measurements of our financial performance under GAAP and should not be considered as an alternative to Gross Profit, Gross Margin, Operating Expense, Net Earnings from Continuing Operations or Earnings Per Share from Continuing Operations under GAAP. These adjusted Non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating the adjusted Non-GAAP measures, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation, despite our assessment that such expenses are infrequent or not indicative of our operating performance. Our presentation of the adjusted Non-GAAP measures should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results and using adjusted Non-GAAP measures only as a supplement.

The following table reconciles Gross Profit to Adjusted Gross Profit, Gross Margin to Adjusted Gross Margin, Operating Expense to Adjusted Operating Expense, Net Earnings (Loss) from Continuing Operations to Adjusted Net Earnings from Continuing Operations, and Earnings Per Share from Continuing Operations to Adjusted Earnings Per Share from Continuing Operations for the periods indicated.

	Financial Summary (Non-GAAP)
		(Unaudited)
	Three Months Ended
	June 30,		March 31,
	2010		2010

Gross Profit / Gross Margin	$16,493	14.3%	$16,841	14.3%
Add Back: Restructuring Charges	977	0.8%	13	0.0%
Adjusted Gross Profit / Adjusted Gross Margin	$17,470	15.1%	$16,854	14.3%

Operating Expense / Operating Expense as a Percent of Sales	$16,364	14.2%	$16,174	13.6%
Less: Restructuring Charges	841	0.8%	165	0.0%
Adjusted Operating Expense	15,523	13.4%	16,009	13.6%

Net Earnings (Loss) from Continuing Operations	$(172)		$270
Add Back: Restructuring Charges, net of tax	1,089		116
Adjusted Net Earnings from Continuing Operations	$917		$386

Earnings per Share from Continuing Operations - Diluted	$(0.00)		$0.01
Add Back: Restructuring Charges, net of tax	$0.03		$0.00
Adjusted Earnings per Share from Continuing Operations - Diluted	$0.03		$0.01

Spartan Motors / Page 4 of 8

Conference Call, Webcast and Roadcast™

Spartan Motors will host a conference call for analysts and portfolio managers at 10 a.m. ET today to discuss these results and current business trends. To listen to a live webcast of the call, please visit www.spartanmotors.com, click on “Shareholders,” and then on “Webcasts.”

Spartan also will update the financial information on its Roadcast “digital roadshow” for investors. To launch the Spartan Motors Roadcast, please visit www.spartanmotors.com and look for the “Virtual Road Show” link on the right side of the page.

About Spartan Motors

Spartan Motors, Inc. (www.spartanmotors.com) designs, engineers and manufactures specialty chassis, specialty vehicles and truck bodies and aftermarket parts for the outdoor recreation/RV, emergency-response, defense, government services, and delivery and service markets. The Company’s brand names – Spartan™, Crimson Fire™, Crimson Fire Aerials™, Road Rescue™ and Utilimaster® – are known for quality, value, service and being the first to market with innovative products. The Company employs approximately 1,600 at facilities in Michigan, Pennsylvania, South Carolina, South Dakota, Indiana and Texas. Spartan reported sales of $430 million in 2009 and is focused on becoming a global leader in the manufacture of specialty vehicles and chassis.

This release contains forward-looking statements, including, without limitation, statements concerning our business, future plans and objectives and the performance of our products. Forward looking statements are identifiable by words such as “believe,” “anticipate,” “will,” “sustain,” and “continue.” These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. For example, we may encounter unforeseen difficulties and challenges in entering new markets or in pursuing strategic acquisitions. In addition, technical and other complications may arise that could prevent the timely implementation of our plans or that may impact the expected outcome of those plans. As a result, actual results and future events could differ materially from those anticipated in such statements. The Company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the Company's Annual Report on Form 10-K filing and other filings with the United States Securities and Exchange Commission (available at http://www.sec.gov). Government contracts and subcontracts typically involve long payment and purchase cycles, competitive bidding, qualification requirements, delays or changes in funding, extensive specification development and changes, price negotiations and milestone requirements. An announced award of a governmental contract is not equivalent to a finalized executed contract and does not assure that orders will be issued and filled. Government agencies also often retain some portion of fees payable upon completion of a project and collection of contract fees may be delayed for long periods, which can negatively impact both prime contractors and subcontractors. The Company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:
John Sztykiel, CEO, or Joseph Nowicki, CFO Spartan Motors, Inc.	Jeff Lambert or Jeff Tryka, CFA Lambert, Edwards & Associates
(517) 543-6400	(616) 233-0500 / jtryka@lambert-edwards.com

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Spartan Motors / Page 5 of 8

Spartan Motors, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
Three Months Ended June 30, 2010 and 2009

	June 30, 2010		June 30, 2009
	(Unaudited)		(Unaudited)
	$-000-%		$-000-%
Sales	115,654		118,788
Cost of Products Sold	98,184		94,106
Restructuring Charges	977		42
Gross Profit	16,493	14.3	24,640	20.7
Operating Expenses:
Research and Development	4,053	3.5	4,194	3.5
Selling, General and Administrative	11,470	9.9	12,030	10.1
Restructuring Charges	841	0.8	6	0.0
Total Operating Expenses	16,364	14.2	16,230	13.6

Operating Income	129	0.1	8,410	7.1
Other Income (Expense):
Interest Expense	(257)	(0.2)	(324)	(0.3)
Interest and Other Income (Expense)	(132)	(0.1)	184	0.2
Total Other Income (Expense)	(389)	(0.3)	(140)	(0.1)
Earnings (Loss) Before Taxes	(260)	(0.2)	8,270	7.0
Taxes	(88)	(0.0)	2,762	2.4

Net Earnings (Loss) from Continuing Operations	(172)	(0.2)	5,508	4.6

Discontinued Operations (net of tax), Including
Impairment Charges	(2,438)	(2.1)	(130)	(0.1)

Net Earnings (Loss)	(2,610)	(2.3)	5,378	4.5

Earnings (Loss) from Continuing Operations	–		0.17
Earnings (Loss) from Discontinued Operations	(0.08)		–
Basic Net Earnings (Loss) per Share	(0.08)		0.17

Earnings (Loss) from Continuing Operations	–		0.16
Earnings (Loss) from Discontinued Operations	(0.08)		–
Diluted Net (Loss) Earnings per Share	(0.08)		0.16

Basic Weighted Average Common Shares Outstanding	32,287		32,587

Diluted Weighted Average Common Shares Outstanding	32,287		32,934

Spartan Motors / Page 6 of 8

Spartan Motors, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
Six Months Ended June 30, 2010 and 2009

	June 30, 2010		June 30, 2009
	(Unaudited)		(Unaudited)
	$-000-%		$-000-%

Sales	233,290		226,696
Cost of Products Sold	198,966		176,876
Restructuring Charges	990		42
Gross Profit	33,334	14.3	49,778	22.0

Operating Expenses:
Research and Development	8,942	3.8	8,796	3.9
Selling, General and Administrative	22,590	9.8	23,355	10.3
Restructuring Charges	1,006	0.4	6	0.0
Total Operating Expenses	32,538	14.0	32,157	14.2

Operating Income	796	0.3	17,621	7.8

Other Income (Expense):
Interest Expense	(575)	(0.2)	(648)	(0.3)
Interest and Other Income (Expense)	(66)	(0.1)	327	0.1
Total Other Income (Expense)	(641)	(0.3)	(321)	(0.2)

Earnings Before Taxes	155	0.0	17,300	7.6

Taxes	56	0.0	5,873	2.6
Net Earnings from Continuing Operations	99	0.0	11,427	5.0

Discontinued Operations (Net of Tax),
Including Impairment Charges	(2,706)	(1.1)	9	0.0

Net Earnings (Loss)	(2,607)	(1.1)	11,436	5.0

Earnings (Loss) from Continuing Operations	–		0.35
Earnings (Loss) from Discontinued Operations	(0.08)		–
Basic Net Earnings (Loss) per Share	(0.08)		0.35

Earnings (Loss) from Continuing Operations	–		0.35
Earnings (Loss) from Discontinued Operations	(0.08)		–
Diluted Net Earnings (Loss) per Share	(0.08)		0.35

Basic Weighted Average Common Shares Outstanding	32,313		32,583

Diluted Weighted Average Common Shares Outstanding	32,313		32,798

Spartan Motors / Page 7 of 8

Spartan Motors, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2010	2009
	(Unaudited)	(Unaudited)
	$-000-	$-000-

ASSETS
Current assets:
Cash and cash equivalents	$10,066	$18,327
Accounts receivable, net	43,738	44,974
Inventories	80,325	96,330
Deferred income tax assets	6,567	6,567
Income taxes receivable	2,483	3,237
Other current assets	2,681	3,223
Other current assets from discontinued operations	8,593	8,481
Total current assets	154,453	181,139

Property, plant and equipment, net	74,537	77,581
Goodwill and other intangible assets, net	29,516	29,895
Other assets	952	1,041
Other assets from discontinued operations	-	2,647
Total assets	$259,458	$292,303

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$22,437	$19,523
Accrued warranty	6,849	6,296
Accrued compensation and related taxes	4,895	5,411
Accrued vacation	1,904	1,783
Accrued customer rebates	1,507	1,324
Deposits from customers	5,683	11,571
Other current liabilities and accrued expenses	5,692	6,199
Current portion of long-term debt	10,107	11,146
Other current liabilities from discontinued operations	712	796
Total current liabilities	59,786	64,049

Other non-current liabilities	4,143	4,189
Long-term debt, less current portion	10,173	35,204
Deferred income tax liabilities	8,341	8,341

Shareholders' equity:
Common stock	329	329
Additional paid in capital	67,843	67,099
Retained earnings	108,843	113,092
Total shareholders' equity	177,015	180,520

Total liabilities and shareholders' equity	$259,458	$292,303

Spartan Motors / Page 8 of 8

Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
Three and Six Months Ended June 30, 2010
Unaudited

Three Months Ended June 30, 2010 (amounts in thousands of dollars)(1)

	Business Segments
		Delivery &
	Specialty	Service
	Vehicles	Vehicles	Other	Consolidated
Fire Truck Chassis Sales	39,196			39,196
Fire Truck Body Sales	11,588			11,588
Motorhome Chassis Sales	20,809			20,809
Utilimaster Product Sales		22,464		22,464
Other Product Sales
Vehicles	8,677			8,677
Aftermarket Parts and Assemblies	12,920			12,920
Total Net Sales	93,190	22,464	-	115,654

Interest Expense (Income)	328	20	(91)	257
Depreciation and Amortization Expense	1,244	901	594	2,739
Net Earnings (Loss) from Continuing Operations	2,058	(1,474)	(756)	(172)
Discontinued Operations, net of tax			(2,438)	(2,438)
Net Earnings (Loss)	2,058	(1,474)	(3,194)	(2,610)

Six Months Ended June 30, 2010 (amounts in thousands of dollars)(1)

	Business Segments
		Delivery &
	Specialty	Service
	Vehicles	Vehicles	Other	Consolidated
Fire Truck Chassis Sales	76,888			76,888
Fire Truck Body Sales	27,028			27,028
Motorhome Chassis Sales	48,321			48,321
Utilimaster Product Sales		46,209		46,209
Other Product Sales
Vehicles	10,003			10,003
Aftermarket Parts and Assemblies	24,841			24,841
Total Net Sales	187,081	46,209	-	233,290

Interest Expense (Income)	704	67	(196)	575
Depreciation and Amortization Expense	2,473	1,854	1,188	5,515
Net Earnings (Loss) from Continuing Operations	4,302	(2,403)	(1,800)	99
Discontinued Operations, net of tax			(2,706)	(2,706)
Net Earnings (Loss)	4,302	(2,403)	(4,506)	(2,607)

(1) Amounts restated retrospectively for segment reclassification and new discontinued operations.

Period End Backlog (amounts in thousands of dollars)
	June 30,	September 30,	December	March 31,	June 30,
	2009	2009	31, 2009	2010	2010
Fire Truck Chassis*	84,840	82,386	123,791	101,730	79,336
Fire Truck Bodies*	35,471	40,381	27,736	29,065	23,475
Motorhome Chassis *	6,743	9,589	20,022	16,731	13,048
Other Products *
Vehicles	2,781	4,214	16,970	15,396	14,276
Aftermarket Parts and Assemblies	20,249	8,725	11,467	7,864	32,311
Total Specialty Vehicles	150,084	145,295	199,986	170,786	162,446
Delivery & Service Vehicles*			34,059	35,146	43,292
Total Backlog (Continuing Operations)	150,084	145,295	234,045	205,932	205,738

* Anticipated time to fill backlog orders; 2 months or less for motorhome chassis, 6 months or less for delivery and service vehicles and 10 months or less for fire truck and other products. Beginning in December 2009, Utilimaster was included in the backlog.